Exhibit 99.1

NEWS RELEASE

142 WEST 57TH STREET NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES OCTOBER 2004 SALES RESULTS

– LOFT DELIVERS 19TH CONSECUTIVE MONTH OF POSITIVE

COMPARABLE STORE SALES –

New York, New York, November 4, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the four-week period ended October 30, 2004 increased 19.5 percent to $157,387,000 over total net sales of $131,727,000 for the four-week period ended November 1, 2003. By division, net sales were $70,710,000 for Ann Taylor compared to $70,811,000 last year, and $71,064,000 for Ann Taylor Loft compared to $51,140,000 last year.

Comparable store sales increased 6.2 percent for the period, compared to a comparable store sales increase of 3.9 percent for the same four-week period last year. By division, comparable store sales for fiscal October 2004 were down 0.4 percent for Ann Taylor compared to a 0.2 percent decrease last year, and up 13.1 percent for Ann Taylor Loft compared to a 14.1 percent increase last year.

For the third quarter of fiscal 2004, total net sales were $460,365,000, up 16.0 percent from $396,807,000 for the same period last year. By division, net sales for the third quarter were $199,615,000 for Ann Taylor compared to $207,077,000 last year, and $215,447,000 for Ann Taylor Loft compared to $157,023,000 last year. Comparable store sales for the third quarter of fiscal 2004 were up 1.4 percent compared to a 6.2 percent increase for the third quarter of last year. By division, comparable store sales for the third quarter were down 4.2 percent for Ann Taylor compared to a 1.9 percent increase last year, and up 9.2 percent for Ann Taylor Loft compared to a 13.4 increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, said, “Ann Taylor Loft delivered its 19th consecutive month of positive comparable store sales and is enjoying strong full-price momentum going into the fourth quarter. All categories of tops, separates, outerwear, fashion accessories and petites delivered strong comparable results. New fashion, strong marketing and the continued store-attributing strategy drove exceptional performance in this division. Looking forward, we expect Loft to continue to execute well on all fronts, and as such, we expect Loft’s fourth quarter comparable store sales to be mid single-digit positive.”

“In the Ann Taylor division, the weak sales trend that we experienced in September continued through October. Because of this, we were more promotional than we had planned, including the 25% off already-reduced merchandise promotion which ran at the end of the month, so we would be better positioned to receive our holiday product in November.”

“As a result of the extensive promotional activity at Ann Taylor, we now expect our third quarter earnings per share to be $0.20 on a diluted basis, down from our previous estimate of $0.28 - $0.32 per share. For the fourth quarter, comparable store sales are expected to be in the low single-digit positive range, with Ann Taylor expected to be flat to low single-digit negative. We currently estimate fourth quarter earnings per share in the range of $0.28 - $0.32 on a diluted basis versus previous guidance of $0.42 - $0.44. Full year guidance is now in the range of $1.32 - $1.36 per share on a diluted basis.”

Total inventory levels at the end of October were up approximately 12 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were up approximately 19 percent for Ann Taylor and up approximately 7 percent for Ann Taylor Loft. The increase at Ann Taylor was due to lower than anticipated October sales and planned increases in in-store inventory.

During the month, the Company opened 15 Ann Taylor Loft stores and three Ann Taylor stores. The total store count at month end was 727, comprised of 358 Ann Taylor stores, 333 Ann Taylor Loft stores and 36 Ann Taylor Factory stores. Total square footage at the end of fiscal October 2004 increased 14.5 percent over the same period last year.

For the fiscal year-to-date period ended October 30, 2004, the Company’s net sales totaled $1,366,245,000 up 19.9 percent from $1,139,031,000 for the same period in fiscal 2003. By division, net sales for the fiscal year-to-date period were $634,700,000 for Ann Taylor compared to $624,441,000 last year, and $609,375,000 for Ann Taylor Loft compared to $416,954,000 last year. Comparable store sales for the fiscal year-to-date period increased 6.6 percent over the same period last year. Comparable store sales by division for the fiscal year-to-date period were up 0.2 percent for Ann Taylor and up 16.7 percent for Ann Taylor Loft.

In October, the Company purchased 600,000 shares of its common stock at a cost of approximately $13,000,000, bringing the total repurchased during fiscal 2004 to 4,690,000 shares. Of the $100,000,000 securities repurchase program approved by the Company’s Board of Directors on August 10th, approximately $50,000,000 remains.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 727 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 30, 2004.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

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